Exhibit 99.5

BRIDGEPOINT EDUCATION, INC.

2009 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

Bridgepoint Education, Inc., a Delaware corporation (the “Company”), hereby grants an Option to purchase shares of its Common Stock (the “Shares”) to the Optionee named below.  The terms and conditions of the Option are set forth in this cover sheet, in the attachment and in the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (the “Plan”).

Date of Option Grant:

Name of Optionee:

Number of Shares Covered by Option:

Exercise Price per Share:

Fair Market Value of a Share on Date of Option Grant:

Expiration Date:

Vesting Calculation Date:

Vesting Schedule:

Subject to all the terms of the attached Agreement, your right to purchase Shares under this Option shall vest as to one-fourth (1/4) of the total number of Shares covered by this Option, as shown above, on the one-year anniversary of the Vesting Calculation Date.  Thereafter, the number of Shares which you may purchase under this Option shall vest as to: (i) an additional 2% of the Shares underlying this Option on each monthly anniversary of the Vesting Calculation Date over the subsequent 33-month period following such one-year anniversary of the Vesting Calculation Date, and (ii) an additional 3% of the Shares underlying this Option on each of the 46th, 47th and 48th monthly anniversaries of the Vesting Calculation Date.  If Optionee is still rendering Service upon the consummation of a Change of Control, 50% of the unvested portion of this Option shall become vested.  The remaining unvested portion of the Option shall continue to vest pursuant to its original vesting schedule but at 50% of the original rate of vesting over such vesting period.

In all cases, the resulting aggregate number of vested Shares will be rounded down to the nearest whole number.  Except as may be provided above, no Shares will vest after Optionee’s Service has terminated for any reason.

[ONLINE ACCEPTANCE IS REQUIRED IN ORDER TO PARTICIPATE]

BRIDGEPOINT EDUCATION, INC.

2009 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

Nonstatutory Stock Option

This Option is not intended to be an Incentive Stock Option under section 422 of the Code and will be interpreted accordingly.

This Option is not intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

Vesting	This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. This Option will vest according to the Vesting Schedule on the attached cover sheet.

Term

Your Option will expire in any event at the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below.

If the Expiration Date specified in the attached cover sheet falls on a day on which the New York Stock Exchange (“NYSE”) is open for trading, then you must exercise your Option before 3:45 P.M. New York time on the Expiration Date.

If the Expiration Date specified in the attached cover sheet falls on any day on which the New York Stock Exchange (“NYSE”) is not open for trading, then you must exercise your Option before 3:45 P.M. New York time on the last NYSE business day immediately prior to the Expiration Date.

Termination - General

If your Service terminates for any reason (except in the case of death or Disability), other than for Cause, then your Option will expire at the close of business at Company headquarters on the date that is ninety (90) days after your termination date.

Termination for Cause

If your Service is terminated for Cause or if you commit an act(s) of Cause while this Option is outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to your Option and the Option shall immediately expire.

Death or Disability

If your Service terminates because of your death or Disability, then your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or Disability. During that twelve (12) month period, your estate or heirs may exercise the vested portion of your Option.

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active work.

The Company determines which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing a “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•   Cash, your personal check, a cashier’s check or a money order.

•   Shares which have already been owned by you for more than six (6) months and which are surrendered to the Company. The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

•   To the extent a public market for the Shares exists as determined by the Company, by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

Withholding Taxes

You will be solely responsible for payment of any and all applicable taxes associated with this Option.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

Restrictions on Exercise and Resale

By signing this Agreement, you agree not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Option in order to ensure compliance with the foregoing. Any such Exercise Prohibition shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of exercise of this Option, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

Transfer of Option

Prior to your death, only you may exercise this Option. You cannot transfer, assign, alienate, pledge, attach, sell, or encumber this Option. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

Retention Rights

Your Option or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

This Option and the Shares subject to the Option are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represent any portion of Optionee’s salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your Option’s Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option (rounded down to the nearest whole number) and the Exercise Price per Share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Additional Conditions to Issuance of Shares

If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. In addition, if at any time the Company determines, in its sole and absolute discretion, that any rule, regulation or other applicable law, including specifically any incentive compensation regulations issued by the U.S. Department of Education, would require the Company to prohibit you from continuing to hold your Option and/or prohibit the exercise of your Option, the Company shall have right, exercised in its sole and absolute discretion, to cause such Option to be cancelled and forfeited without any payment of any additional consideration to you with respect to such cancellation and/or forfeiture.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware.

Voluntary Participant	Optionee acknowledges that Optionee is voluntarily participating in the Plan.

No Rights to Future Awards

Optionee’s rights, if any, in respect of or in connection with this Option or any other Award are derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award. By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee or benefits in lieu of Options or any other Awards even if Options have been granted repeatedly in the past. All decisions with respect to future Option grants, if any, will be at the sole discretion of the Committee.

Future Value

The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Option Grant, the Option will have little or no value. If Optionee exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price.

No Advice Regarding Grant

The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the underlying Shares. Optionee is hereby advised to consult with Optionee’s own personal tax, legal and financial advisors regarding Optionee’s participation in the Plan before taking any action related to the Plan.

By indicating your acceptance of this Agreement, you agree to all of the terms and conditions described above, and in the Plan and Plan prospectus

BRIDGEPOINT EDUCATION, INC.

NOTICE OF EXERCISE OF NONSTATUTORY STOCK OPTION BY OPTIONEE

Bridgepoint Education, Inc.

13500 Evening Creek Drive North, Suite 600

San Diego, CA 92128

Attention:  Secretary

Re:                               Exercise of Nonstatutory Stock Option to Purchase Shares of Company Stock

[PRINT NAME OF OPTIONEE]

Pursuant to the Nonstatutory Stock Option Agreement dated                           between Bridgepoint Education, Inc., a Delaware corporation, (the “Company”) and me, made pursuant to the 2009 Stock Incentive Plan (the “Plan”), I hereby request to purchase                shares (whole number only) of common stock of the Company (the “Shares”), at the exercise price of                   per Share.  I am hereby making full payment of the aggregate exercise price by one or more of the following forms of payment in accordance with the whole number percentages that I have provided below.  I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this Option exercise.

Percentage of Payment	Form of Payment As Provided In the Nonstatutory Stock Option Agreement

%	Cash/My Personal Check/Cashier’s Check/Money Order (payable to “Bridgepoint Education, Inc.”)

% 100%	Surrender of Vested Shares (Valued At Their Fair Market Value) Owned By Me For More Than Six (6) Months

Check one:           ☐  The Shares certificate is to be issued and registered in my name only.

☐  The Shares certificate is to be issued and registered in my name and my spouse’s name.

[PRINT SPOUSE’S NAME, IF CHECKING SECOND BOX]

Check one (if checked second box above):

☐ Community Property or ☐ Joint Tenants With Right of Survivorship

I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan and in the Nonstatutory Stock Option Agreement.

Dated:

(Optionee’s Signature)	(Spouse’s Signature)**

**Spouse must sign this Notice of Exercise if listed above.

(Full Address)	(Full Address)

*THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.